Exhibit 99-1
NEWS BULLETIN
    FROM:

    CalAmp (company logo)


FOR IMMEDIATE RELEASE

                 CalAmp Announces Promotion of Michael Burdiek
                    to President and Chief Operating Officer



OXNARD, Calif. April 6, 2010-- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today announced the promotion of Michael J. Burdiek to President and Chief Operating Officer. He will continue to report to Rick Gold, CalAmp's Chief Executive Officer.

Mr. Burdiek was appointed CalAmp's Chief Operating Officer in June 2008 and has been responsible for all operating activities of the Company's Satellite and Wireless DataCom segments. Prior to this, Mr. Burdiek served as President of CalAmp's Wireless DataCom Division. He joined CalAmp in June 2006.

"Michael has assumed increasing levels of responsibility in recent years, and this promotion reflects his current leadership role within CalAmp," said Mr. Gold. "I look forward to continuing to work with him to capitalize on the many exciting opportunities we see."


About CalAmp Corp.
CalAmp provides wireless communications solutions that enable anytime/ anywhere access to critical data and content. The Company serves customers in the public safety, industrial monitoring and controls, mobile resource management, public utilities and direct broadcast satellite markets. For additional information, please visit www.calamp.com.



AT THE COMPANY:                       AT FINANCIAL RELATIONS BOARD:
Garo Sarkissian                       Lasse Glassen
VP Corporate Development              General Information
(805) 987-9000                        (213) 486-6546
                                      lglassen@mww.com